Internet Communications Closes $5 Million Equity
Placement

Internet Secures Long Term Bank Financing Agreement

GREENWOOD VILLAGE, Co.--(BUSINESS WIRE)--Jan. 4, 1999--Internet Communications Corporation (Nasdaq: INCC news), a leading telecommunications integrator and network management company, announced the closing of a $5 million equity placement with a wholly-owned subsidiary of Anschutz Company, Interwest Group.

According to Craig D. Slater, president of Anschutz Investment Company, "Increasing complexity of network communications continues to create tremendous opportunities for companies who can help support these networks. We continue to believe that Internet Communications is perfectly positioned to take advantage of this growing market and it is our expectation that the proceeds from this private placement will give Internet the financial flexibility to aggressively pursue their business plan."

The placement has been issued in two traunches. The initial traunche, $2.5 million, which is issued and available to the Company, will be used for working capital and to reduce debt (the initial traunche is a revision of the $2.0 million convertible preferred funding announced on November 24, 1998). The second traunche, which has been escrowed subject to shareholder approval as required by Nasdaq, will be used for additional working capital and to reduce debt. The equity investment has been made in exchange for 7 1/8% convertible preferred stock, convertible at $2.25 per share.

John Couzens, president and chief executive officer, stated, "The placement of these securities is an important milestone in our growth and provides the necessary investment capital to support our strategy." The Company intends to file the preliminary proxy with the Securities and Exchange Commission in early January which will seek shareholder approval of the second traunche. Couzens added, "We are experiencing a growing demand for services from the business marketplace. The breadth of our technical capabilities in voice and data communications systems and enterprise-wide networking provides our customers with the single-source accountability required for businesses to successfully deploy distributed network technology."

In addition, INCC announced its lender has agreed to amend the Company's credit facility. Under the terms of the agreement, INCC has committed to pay down a total of $1.5 million of the credit line and the credit line has been revised to $4.0 million. The Bank has agreed to extend the term of the credit facility until March 1, 2000.

Internet Communications Corporation is a leading regional telecommunications integration company which designs, implements, maintains and manages customized wide-area and local-area networks for voice and data. Founded in 1986, Internet is headquartered in Greenwood Village, Colorado. For more information, contact Keely Hawk, Director of Investor Relations, at (303) 414-7174, or visit Internet's World Wide Web site, at www.incc.net, for investor related information and a description of Internet's array of products and services. Internet Communications Corp. is traded on the Nasdaq market under the symbol INCC.

Contact:

     Internet Communications Corporation, Greenwood Village
     Keely Hawk, Director of Investor Relations,
     303/414-7174, khawk@incc.net